Exhibit 99(a)

NEWS RELEASE
January 25, 2021
Contact:	Lance A. Sellers
President and Chief Executive Officer
Jeffrey N. Hooper
Executive Vice President and Chief Financial Officer
828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported fourth quarter and year to date earnings results with highlights as follows:

Fourth quarter highlights:

●
Net earnings were $1.9 million or $0.33 basic and diluted net earnings per share for the three months ended December 31, 2020, as compared to $3.0 million or $0.50 basic and diluted net earnings per share for the same period one year ago.

Year to date highlights:

●
Net earnings were $11.4 million or $1.95 basic and diluted net earnings per share for the year ended December 31, 2020, as compared to $14.1 million or $2.37 basic net earnings per share and $2.36 diluted net earnings per share for the same period one year ago.
●
Total loans increased $98.7 million to $948.6 million at December 31, 2020, compared to $849.9 million at December 31, 2019.
●
The Bank originated 1,127 Small Business Administration (SBA) Paycheck Protection Program (PPP) loans, totaling $99.0 million, during the year ended December 31, 2020. The Bank has received $4.0 million in fees from the SBA for PPP loans originated as of December 31, 2020. The Bank has recognized $1.4 million PPP loan fee income as of December 31, 2020.
●
Core deposits were $1.2 billion or 97.89% of total deposits at December 31, 2020, compared to $932.2 million or 96.45% of total deposits at December 31, 2019.

Lance A. Sellers, President and Chief Executive Officer, attributed the decrease in fourth quarter net earnings to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest expense during the three months ended December 31, 2020, compared to the three months ended December 31, 2019, as discussed below.

Net interest income was $11.3 million for the three months ended December 31, 2020, compared to $11.4 million for the three months ended December 31, 2019. The decrease in net interest income was primarily due to a $411,000 decrease in interest income, which was partially offset by a $284,000 decrease in interest expense. The decrease in interest income was primarily due to a $358,000 decrease in interest income on interest bearing cash resulting from the 1.50% reduction in the Fed Funds rate in March 2020. The decrease in interest expense was primarily due to a decrease in rates paid on interest-bearing liabilities. Net interest income after the provision for loan losses was $10.5 million for the three months ended December 31, 2020, compared to $11.2 million for the three months ended December 31, 2019. The provision for loan losses for the three months ended December 31, 2020 was $799,000, compared to $186,000 for the three months ended December 31, 2019. The increase in the provision for loan losses is primarily attributable to increases in the qualitative factors applied in the Company's Allowance for Loan and Lease Losses ("ALLL") model due to the impact to the economy from the COVID-19 pandemic and reserves on loans with payment modifications made in 2020 as a result of the COVID-19 pandemic. At December 31, 2020, the balance of loans with existing modifications as a result of COVID-19 was $18.3 million: the balance of loans under the terms of a first modification was $12.6 million, and the balance of outstanding loans under the terms of a second modification was $5.7 million. The Company continues to track all loans that are currently modified or have been modified under COVID-19. At December 31, 2020, the balance for all loans that are currently modified or were modified during 2020 but have returned to their original terms was $119.6 million. These loan balances associated with COVID-19 related modifications have been grouped into their own pool within the ALLL model as they have a higher likelihood of risk, and a higher reserve rate has been applied to that pool. Of all loans modified as a result of COVID-19, $101.3 million of these loans have returned to their original terms; however, the effects of stimulus in the current environment are still unknown, and additional losses may be currently present in loans that are currently modified and that were once modified.

Non-interest income was $5.9 million for the three months ended December 31, 2020, compared to $4.5 million for the three months ended December 31, 2019. The increase in non-interest income is primarily attributable to a $494,000 increase in gains on sale of securities, a $600,000 increase in appraisal management fee income due to an increase in the volume of appraisals and a $404,000 increase in mortgage banking income due to increased mortgage loan volume, which were partially offset by a $241,000 decrease in service charges and fees primarily due to service charge and fee concessions associated with the COVID-19 pandemic.

Non-interest expense was $14.1 million for the three months ended December 31, 2020, compared to $12.1 million for the three months ended December 31, 2019. The increase in non-interest expense was primarily attributable to a $863,000 increase in other non-interest expense and a $546,000 increase in appraisal management fee expense due to an increase in the volume of appraisals. The increase in other non-interest expense is primarily due to a $1.1 million FHLB (“Federal Home Loan Bank”) borrowings prepayment penalty in December 2020.

Year-to-date net earnings as of December 31, 2020 were $11.4 million or $1.95 basic and diluted net earnings per share for the year ended December 31, 2020, as compared to $14.1 million or $2.37 basic net earnings per share and $2.36 diluted net earnings per share for the same period one year ago. The decrease in year-to-date net earnings is primarily attributable to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income, as discussed below.

Year-to-date net interest income as of December 31, 2020 was $44.1 million, compared to $45.8 million for the same period one year ago. The decrease in net interest income was primarily due to a $1.6 million decrease in interest income and a $79,000 increase in interest expense. The decrease in interest income was primarily due to a $987,000 decrease in interest income on loans resulting from the 1.50% reduction in the Prime Rate in March 2020. The increase in interest expense was primarily due to an increase in average outstanding balances of interest-bearing deposits, which was partially offset by a decrease in rates paid on interest-bearing liabilities. Net interest income after the provision for loan losses was $39.9 million for the year ended December 31, 2020, compared to $45.0 million for the same period one year ago. The provision for loan losses for the year ended December 31, 2020 was $4.3 million, compared to $863,000 for the year ended December 31, 2019. The increase in the provision for loan losses is primarily attributable to increases in the qualitative factors applied in the Company’s ALLL model due to the impact to the economy from the COVID-19 pandemic and reserves on loans with payment modifications made in 2020 as a result of the COVID-19 pandemic.

Non-interest income was $22.9 million for the year ended December 31, 2020, compared to $17.7 million for the year ended December 31, 2019. The increase in non-interest income is primarily attributable to a $2.4 million increase in gains on sale of securities, a $2.3 million increase in appraisal management fee income due to an increase in the volume of appraisals and a $1.2 million increase in mortgage banking income due to increased mortgage loan volume, which were partially offset by a $1.0 million decrease in service charges and fees primarily due to service charge and fee concessions associated with the COVID-19 pandemic.

Non-interest expense was $48.9 million for the year ended December 31, 2020, compared to $45.5 million for the year ended December 31, 2019. The increase in non-interest expense was primarily attributable to a $1.9 million increase in appraisal management fee expense due to an increase in the volume of appraisals and a $692,000 increase in other non-interest expense. The increase in other non-interest expense is primarily due to a $1.1 million FHLB borrowings prepayment penalty in December 2020.

Income tax expense was $374,000 for the three months ended December 31, 2020, compared to $672,000 for the three months ended December 31, 2019. The effective tax rate was 16.30% for the three months ended December 31, 2020, compared to 18.47% for the three months ended December 31, 2019. Income tax expense was $2.5 million for the year ended December 31, 2020, compared to $3.1 million for the year ended December 31, 2019. The effective tax rate was 17.98% for the year ended December 31, 2020, compared to 18.23% for the year ended December 31, 2019.

Total assets were $1.4 billion as of December 31, 2020, compared to $1.2 billion at December 31, 2019. Available for sale securities were $245.2 million as of December 31, 2020, compared to $195.7 million as of December 31, 2019. Total loans were $948.6 million as of December 31, 2020, compared to $849.9 million as of December 31, 2019.

Non-performing assets were $3.9 million or 0.27% of total assets at December 31, 2020, compared to $3.6 million or 0.31% of total assets at December 31, 2019. Non-performing assets include $3.5 million in commercial and residential mortgage loans, $226,000 in other loans and $128,000 in other real estate owned at December 31, 2020, compared to $3.4 million in commercial and residential mortgage loans and $154,000 in other loans at December 31, 2019.

The allowance for loan losses at December 31, 2020 was $9.9 million or 1.04% of total loans, compared to $6.7 million or 0.79% of total loans at December 31, 2019. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $1.2 billion at December 31, 2020, compared to $966.5 million at December 31, 2019. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $1.2 billion at December 31, 2020, compared to $932.2 million at December 31, 2019. Certificates of deposit in amounts of $250,000 or more totaled $25.8 million at December 31, 2020, compared to $34.3 million at December 31, 2019.

Securities sold under agreements to repurchase were $26.2 million at December 31, 2020, compared to $24.2 million at December 31, 2019.

Junior subordinated debentures were $15.5 million at December 31, 2020, compared to $15.6 million at December 31, 2019.

Shareholders’ equity was $139.9 million, or 9.89% of total assets, at December 31, 2020, compared to $134.1 million, or 11.61% of total assets, at December 31, 2019. The Company repurchased 126,800 shares of its common stock during the year ended December 31, 2020 under the Company’s stock repurchase program, which was funded in January 2020.

Peoples Bank currently operates 18 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. The Bank also operates loan production offices in Lincoln and Mecklenburg Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2019.

CONSOLIDATED BALANCE SHEETS
December 31, 2020 and 2019
(Dollars in thousands)

	December 31, 2020	December 31, 2019
	(Unaudited)	(Audited)
ASSETS:
Cash and due from banks	$42,737	$48,337
Interest-bearing deposits	118,843	720
Federal funds sold	-	3,330
Cash and cash equivalents	161,580	52,387

Investment securities available for sale	245,249	195,746
Other investments	4,155	4,231
Total securities	249,404	199,977

Mortgage loans held for sale	9,139	4,417

Loans	948,639	849,874
Less: Allowance for loan losses	(9,908)	(6,680)
Net loans	938,731	843,194

Premises and equipment, net	18,600	18,604
Cash surrender value of life insurance	16,968	16,319
Accrued interest receivable and other assets	20,433	19,984
Total assets	$1,414,855	$1,154,882

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$456,980	$338,004
NOW, MMDA & savings	657,834	516,757
Time, $250,000 or more	25,771	34,269
Other time	80,501	77,487
Total deposits	1,221,086	966,517

Securities sold under agreements to repurchase	26,201	24,221
FHLB borrowings	-	-
Junior subordinated debentures	15,464	15,619
Accrued interest payable and other liabilities	12,205	14,405
Total liabilities	1,274,956	1,020,762

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,787,504 shares 12/31/20 and
5,912,300 shares 12/31/19	56,871	59,813
Retained earnings	77,628	70,663
Accumulated other comprehensive income	5,400	3,644
Total shareholders' equity	139,899	134,120

Total liabilities and shareholders' equity	$1,414,855	$1,154,882

CONSOLIDATED STATEMENTS OF INCOME
For the three months and years ended December 31, 2020 and 2019
(Dollars in thousands, except per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
INTEREST INCOME:
Interest and fees on loans	$10,947	$10,784	$42,314	$43,301
Interest on due from banks	24	77	127	213
Interest on federal funds sold	26	331	204	331
Interest on investment securities:
U.S. Government sponsored enterprises	497	728	2,361	2,670
State and political subdivisions	649	650	2,691	2,915
Other	59	43	261	171
Total interest income	12,202	12,613	47,958	49,601

INTEREST EXPENSE:
NOW, MMDA & savings deposits	507	539	1,962	1,596
Time deposits	222	328	947	909
FHLB borrowings	88	135	357	205
Junior subordinated debentures	74	188	370	844
Other	50	35	200	203
Total interest expense	941	1,225	3,836	3,757

NET INTEREST INCOME	11,261	11,388	44,122	45,844
PROVISION FOR LOAN LOSSES	799	186	4,259	863
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	10,462	11,202	39,863	44,981

NON-INTEREST INCOME:
Service charges	893	1,167	3,528	4,576
Other service charges and fees	199	166	742	714
Gain on sale of securities	494	-	2,639	226
Mortgage banking income	834	430	2,469	1,264
Insurance and brokerage commissions	250	235	897	877
Appraisal management fee income	1,799	1,199	6,754	4,484
Miscellaneous	1,479	1,329	5,885	5,598
Total non-interest income	5,948	4,526	22,914	17,739

NON-INTEREST EXPENSES:
Salaries and employee benefits	6,542	6,178	23,538	23,238
Occupancy	2,208	1,955	7,933	7,364
Appraisal management fee expense	1,429	883	5,274	3,421
Other	3,937	3,074	12,186	11,494
Total non-interest expense	14,116	12,090	48,931	45,517

EARNINGS BEFORE INCOME TAXES	2,294	3,638	13,846	17,203
INCOME TAXES	374	672	2,489	3,136

NET EARNINGS	$1,920	$2,966	$11,357	$14,067

PER SHARE AMOUNTS
Basic net earnings	$0.33	$0.50	$1.95	$2.37
Diluted net earnings	$0.33	$0.50	$1.95	$2.36
Cash dividends	$0.15	$0.14	$0.75	$0.66
Book value	$24.17	$22.68	$24.17	$22.68

FINANCIAL HIGHLIGHTS
For the three months and years ended December 31, 2020 and 2019
(Dollars in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$219,021	$185,880	$200,821	$185,302
Loans	963,691	849,745	935,970	834,517
Earning assets	1,379,293	1,136,318	1,271,765	1,055,730
Assets	1,465,094	1,225,963	1,365,642	1,143,338
Deposits	1,210,109	980,795	1,115,017	932,646
Shareholders' equity	138,831	133,630	141,286	134,669

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.29%	4.04%	3.52%	4.42%
Return on average assets	0.52%	0.96%	0.83%	1.23%
Return on average shareholders' equity	5.50%	8.81%	8.04%	10.45%
Shareholders' equity to total assets (period end)	9.89%	11.61%	9.89%	11.61%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$9,892	$6,578	$6,680	$6,445
Provision for loan losses	799	186	4,259	863
Charge-offs	(885)	(166)	(1,414)	(1,076)
Recoveries	102	82	383	448
Balance, end of period	$9,908	$6,680	$9,908	$6,680

ASSET QUALITY:
Non-accrual loans			$3,758	$3,553
90 days past due and still accruing			-	-
Other real estate owned			128	-
Total non-performing assets			$3,886	$3,553
Non-performing assets to total assets			0.27%	0.31%
Loans modifications related to COVID-19			$18,246	$-
Allowance for loan losses to non-performing assets			254.97%	188.01%
Allowance for loan losses to total loans			1.04%	0.79%

LOAN RISK GRADE ANALYSIS:

	Percentage of Loans
	By Risk Grade
	12/31/2020	12/31/2019
Risk Grade 1 (excellent quality)	1.18%	1.16%
Risk Grade 2 (high quality)	20.45%	24.46%
Risk Grade 3 (good quality)	65.70%	62.15%
Risk Grade 4 (management attention)	9.75%	10.02%
Risk Grade 5 (watch)	2.20%	1.45%
Risk Grade 6 (substandard)	0.72%	0.76%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At December 31, 2020, including non-accrual loans, there were three relationships exceeding $1.0 million in the Watch risk grade (which totaled $7.9 million). There were no relationships exceeding $1.0 million in the Substandard risk grade.

(END)